Exhibit 99.2

News release for immediate release

Contact information:
Heather J. Wietzel
Vice President, Investor Relations and Enterprise Communications
217.788.5144
investorrelations@horacemann.com
Horace Mann announces second-quarter results were affected by higher-than-historical average catastrophe activity and equity market declines
Updates full-year earnings guidance due to external events; sales momentum continues
To announce final second-quarter 2022 financial results on August 4

SPRINGFIELD, Ill., July 13, 2022 – Horace Mann Educators Corporation (NYSE:HMN) today announced it experienced second-quarter catastrophe losses well above the company’s 10-year historical average. In addition, the significant equity market declines during the quarter resulted in unfavorable DAC unlocking.
“The confluence of external events that is temporarily impacting our financial performance does not detract from our unwavering commitment to the education market and the achievement of our long-term financial objectives,” said President and CEO Marita Zuraitis. “However, largely based on the level of catastrophe losses and effects of equity market declines, we are updating our full-year 2022 core earnings per share guidance range to $2.10 to $2.30, including a second-quarter loss per share of approximately 10 cents to 20 cents.
“Horace Mann continues to leverage its leadership position in the education market, with top-line sales progress continuing to support our long-term objectives,” Zuraitis continued. “Our Supplemental & Group Benefits segment is seeing momentum build, with voluntary product sales in the second quarter almost $1 million above the prior year level. Newly acquired Madison National continues to meet our expectations, and we remain very optimistic about the long-term growth potential of employer-sponsored and voluntary offerings sold through the worksite. In addition, auto sales continue at the strongest levels since the pandemic began.
“At the same time, we are supporting our policyholders in the Midwest and Plains states who were affected by the multiple severe thunderstorm, wind and hail events concentrated in May,” Zuraitis said. “Due to the level of storm activity, we now expect our catastrophe losses for the second quarter will be approximately $44 million to $47 million, pretax.
“As we noted on our first-quarter call, in line with the broader industry, we began to see higher near-term auto and property loss costs because of inflation,” Zuraitis commented. “Inflation is also affecting the settlement of claims from recent accident years that remain open because of pandemic-related systemic delays. In second-quarter results, we are planning to recognize the effect of those inflationary trends by adding approximately $6 million, pretax, to Property & Casualty reserves. We also continue to implement rate and other underwriting changes that address these inflationary trends.”
Total net investment income from the managed portfolio for 2022 is expected to be at the low end of the guided range of $310 million to $320 million. This largely reflects net investment income on the core portfolio at the low end of expectations due to lower portfolio balances resulting from elevated catastrophe losses. This will be somewhat offset by full-year returns close to historical averages for the portfolio of commercial mortgage loan funds. Due to equity market declines, returns on limited partnership funds are now expected to be below historical averages for the second half of the year.

Reflecting the catastrophe losses and inflationary trends, full-year core earnings for the Property & Casualty segment are now expected to be in the range of $10 million to $14 million, compared with guidance of $44 million to $48 million provided when the company announced year-end results. The revised full-year 2022 guidance also reflects the company’s assumption that catastrophe losses in the second half of the year will contribute between $20 million and $22 million, pretax, unchanged from previous guidance and in line with the 10-year average for second-half catastrophe losses.
Largely due to the effect of equity market declines, full-year core earnings for the Life & Retirement segment are now expected to be in the range of $56 million to $59 million, compared with guidance of $74 million to $77 million provided when the company announced year-end results. The change in guidance for Life & Retirement reflects approximately $6 million (after tax) of market-performance-related DAC unlocking in the first half of 2022. Equity market declines also are resulting in lower charges and fees on asset-based accounts.
“Now, more than ever, Horace Mann remains dedicated to helping our nation’s educators protect what they have today and prepare for a successful tomorrow,” Zuraitis concluded. “We expect to resume our trajectory toward a sustainable double-digit return on equity in 2023. Our capital generating capacity remains strong. We have used $14 million to repurchase a total of 375,371 shares through the first six months of 2022, and the Board of Directors authorized a new $50 million share repurchase plan in late May.”
Second-quarter financial results to be announced August 4
Horace Mann plans to release its second-quarter 2022 results on Thursday, August 4, at 6:30 p.m. Eastern Time. At that time, the quarterly news release, investor supplement and investor presentation will be available on the company’s website at investors.horacemann.com.
Management will host a conference call to discuss the financial results on Friday, August 5 at 11:00 a.m. Eastern Time. Investors can access the webcast of the call via the Events page of the company’s investor site or by dialing 844-735-3325. For the webcast, please log on to the site several minutes in advance to register and download any required audio software. On-demand replay will be available later that day.
About Horace Mann
Horace Mann Educators Corporation is the largest financial services company focused on helping America’s educators and others who serve the community achieve lifelong financial success. The company offers individual and group insurance and financial solutions tailored to the needs of the educator community. Founded by Educators for Educators® in 1945, the company is headquartered in Springfield, Illinois. For more information, visit horacemann.com.

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